THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT SMG - Q1 2017 Scotts Miracle-Gro Co Earnings Call EVENT DATE/TIME: JANUARY 31, 2017 / 1:30PM GMT OVERVIEW: Co. reported 1Q17 sales of $247m and GAAP seasonal loss from continuing operations of $64m or $1.08 per share. THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

C O R P O R A T E P A R T I C I P A N T S Jim King Scotts Miracle-Gro Company - SVP of IR & Corporate Affairs, and Chief Communications Officer Jim Hagedorn Scotts Miracle-Gro Company - Chairman & CEO Randy Coleman Scotts Miracle-Gro Company - CFO Mike Lukemire Scotts Miracle-Gro Company - President & COO C O N F E R E N C E C A L L P A R T I C I P A N T S Jon Andersen William Blair & Company - Analyst Joe Altobello Raymond James & Associates, Inc. - Analyst Jeff Zekauskas JPMorgan - Analyst Jason Gere KeyBanc Capital Markets - Analyst Christopher Carey BofA Merrill Lynch - Analyst Bill Chappell SunTrust Robinson Humphrey - Analyst Wendy Lin JPMorgan - Analyst Eric Bosshard Cleveland Research Company - Analyst Jim Barrett CL King & Associates - Analyst P R E S E N T A T I O N Operator Welcome to the Scotts Miracle-Gro 2017 first-quarter earnings conference call. Today's conference is being recorded. At this time, I would like to turn the conference over to Jim King. Please go ahead. Jim King - Scotts Miracle-Gro Company - SVP of IR & Corporate Affairs, and Chief Communications Officer Thank you, Matt. Good morning, everyone. Welcome to the Scotts Miracle-Gro first-quarter conference call. With me this morning in Ohio are Jim Hagedorn, our Chairman and CEO; Randy Coleman, our CFO; as well as our President and COO, Mike Lukemire and several other members of our management team. Our prepared remarks this morning will be divided into three sections. Jim will provide the bookends. He'll share a few thoughts about the quarter and then provide a more extensive update on some of the strategic elements of Project Focus. In between Jim's remarks, Randy will discuss the Q1 financials. After our prepared remarks, Jim, Randy, and Mike will take your questions and in the interest of time, please keep it to just one question and one follow-up. One piece of housekeeping to share before we start: I want remind everyone that we're holding our Analyst Day event on February 21 at the Boca Raton Marriott in Florida. Here's what to expect. Jim, Randy, and Mike will spend the first 45 minutes or so on a high-level update of our strategy and view of the current business environment. Then we'll have a series of brief presentations, led by each of our respective brand leaders in our core US business. From there, we'll leave the hotel and travel to garden centers at our major retail partners in the area. We plan to start the meeting at 8:00 AM; leave for stores at approximately 10:00 AM, and return to the hotel for lunch and a Q&A session at roughly noon. We hope to adjourn shortly after 1:00 PM. If you plan to attend and haven't let us know yet, please do so by the end of the week and you can RSVP on our Investor Relations website or by email at investor@scotts.com. Of course, you're also free to call my office directly at 937-578-5622. 2 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. JANUARY 31, 2017 / 1:30PM, SMG - Q1 2017 Scotts Miracle-Gro Co Earnings Call

Let's move on to the business at hand. Before we start our prepared remarks I want to remind everyone that our comments this morning will contain forward-looking statements and so our actual results could differ materially. We encourage investors to familiarize themselves with the risk factors that could impact those results. Those risk factors can be found in our Form 10-K, which is filed with the SEC. I also want remind everyone that this call is being recorded. An archived version of the call will be made available later today on our Investor Relations website. With that. Let me turn things over to Jim Hagedorn to get us started. Jim? Jim Hagedorn - Scotts Miracle-Gro Company - Chairman & CEO Thanks Jim. Good morning, everyone. We're going to take a slightly different approach this morning. I'm going to share just a few high-level thoughts about the strong first-quarter results we announced today and then Randy will cover the financials. Then he is going to turn it back over to me so I can provide you an update on two significant initiatives. First, Hawthorne. As we prepare to begin reporting Hawthorne as a business segment, I want you to understand what we see as the next steps in this space. That includes making some changes that we believe will allow us to better leverage the opportunities that exist in the hydroponic channel. And second, executive compensation. We have been hinting in the past two calls that we are making changes and I want to share those with you today. I believe we have created an innovative program that better aligns our pay with Project Focus in both our short-term and long-term pay plans. Before we hit these issues though, let me share just a few thoughts about Q1. Try not to overreact to our Q1 results because they represent less than 10% of the year and because consumer activity really relates to the end of last season. That said, POS in the quarter was up 7% against a double-digit comparison the year before. You might recall the fall weather was good in most markets, with warm temperatures and below average precipitation. That kept both our retailers and our consumers heavily engaged right through Thanksgiving. I was especially pleased with consumer purchases of lawn fertilizer, which was up 7%. Beyond lawn fertilizer, we saw 31% increase in grass seed; 43% in Scott cleaners; 11% in Miracle-Gro Soils; 10% in rodenticides; and 1% in Roundup. AeroGrow also had a strong quarter due to holiday sales but I will leave it to them to share their numbers when they release their own earnings. Hawthorne had a solid quarter, too, benefiting from both organic unit growth as well as continued M&A activity. As most of you know, the marketplace continues to expand for Hawthorne as more states change their laws to authorize cannabis growing. These and other tailwinds leave the brands we've acquired well-positioned for continued success. I will come back to this in a few minutes and give you a much better sense of how I view the Hawthorne universe right now. As we get ready for the start of a new season, I want to tip my hat to Mike Lukemire and his entire team. In 2017, we will have the benefit of meaningful new products like Roundup Selective For Lawns. We'll have the first full-year plans in place with our partnership with Bonnie. We'll have a new campaign for our Scotts' fertilizer business with a stronger call-to-action for consumers. We'll see an expanded presence of our craft products like Black Magic, EcoScraps, and for the first time, Root Farm. We'll have a complete offering of hydroponic products that will allow us to continue strengthening our business with the expert grower in this channel. Beyond all that, I'm really encouraged by the support that we continue to see from our retail partners. I want to thank them for that. As we prepare for another season, they continue to be enthusiastic about the category as well as our brands. When I look at our plans for the year, I remain confident that the momentum we've had for the last several years will continue and that 2017 will be another good year. So let me turn things over to Randy for a few minutes and then I will come back for a strategic update. Randy Coleman - Scotts Miracle-Gro Company - CFO Thanks, Jim. Good morning, everyone. 3 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. JANUARY 31, 2017 / 1:30PM, SMG - Q1 2017 Scotts Miracle-Gro Co Earnings Call

Obviously, we had a great start to the year, as you can see in the results we announced this morning. As Jim said, we saw strong consumer demand all the way until winter hit, which gave us a lot of momentum. As expected, we got a big jolt from the year-over-year acquisitions within Hawthorne. It's important to remember that Q1 is small and that it is difficult to draw any conclusions or trends from what we see during the quarter. Given the small sales base, it's easy to see the percentages move pretty dramatically in either direction. Fortunately for us, all of those numbers move in a positive direction this year. You're not going to hear any change in our guidance today. We'll be seeing many of you again in a few weeks, so I'm going to be quick in covering the numbers and then we'll turn things back over to Jim. Before I start, I want to remind everyone that our adjusted pro forma results are the basis of our full-year earnings guidance. Those numbers give you the best apples-to-apples comparison after the contribution of SLS into the joint venture with TruGreen. I recognize that the strong Q1 results are well ahead of what was expected. I'll be joining Jim King this afternoon to follow up calls on today's results. I will try where I can to help you understand where you might want to adjust some of your phasing and modeling assumptions for the rest of the year. Let's start by looking at sales, which were up 27% on a Company-wide basis to $247 million. Within that number, US consumer sales were up $126 million, up 11%, and driven by the strong consumer demand Jim mentioned earlier. One other point worth making about the strong POS is that it left retail inventory levels in really good shape, slightly below last year's levels, as we prepare for a new season. Our European consumer business had sales of $24 million in the quarter, down 5%. However, the business was actually up slightly when you exclude the impact of foreign exchange rates. Finally, our other segment sales were $97 million, up 74% in the quarter. This growth was primarily driven by the benefit of the Botanicare, Gavita acquisitions within Hawthorne. Excluding acquisitions, Hawthorne grew 6% in the quarter, a fact that requires explanation. Shipments in the final days of Q1 of 2016 for Vermicrop and in the final days of Q4 of 2016 for Botanicare created an unusual headwind for this year's first quarter, again, in part because it's a small quarter. When you adjust for that timing and you look at the normalized organic year-over-year growth at General Hydroponics, Vermicrop, Botanicare and Gavita combined, sales would have been up 11% on a pro forma basis. Moving onto gross margin. The rate in the quarter was 17.9%. That's a 930 basis point improvement on a GAAP basis and 670 basis points on an adjusted pro forma basis. Remember, the latter is the basis for our guidance, which projects a full-year improvement of 50 to 100 basis points. That range still holds on a full-year basis. So let me help you understand why Q1 was so strong. First, acquisitions were a big benefit. While the gross margin rate for our hydroponics business is lower than the core business by several points, on a full-year basis, it's significantly better in the first quarter. That impact was expected in our internal planning assumptions. What we did not expect was a strong sales growth for US consumer, which had a big impact on the gross margin rate as well. The 11% improvement in US sales allowed us to better leverage our fixed costs in the quarter, especially related to warehousing costs. But unless we outperform our sales outlook for the full year, this benefit will largely reverse. Commodity costs also were favorable, and that's the one benefit that we would expect to continue helping the gross margin rate for the full year. As it relates to commodities, we continue to feel good about where we sit, but there is still some risk out there. The one commodity we're watching most closely right now is resin, which is challenging to lock in for more than one quarter at a time, so our remaining exposure may be at a slightly higher cost than we planned. I'm sure many of you are wondering about urea or cost that has spiked in recent weeks. We have essentially 90% of our cost covered for the year so we feel okay here. Our forward-looking projections would suggest urea costs are likely to decline after the spring planting season, which would be right about the time we usually re-enter the market in a meaningful way. Moving down the P&L, SG&A was up 5% in the quarter to $119 million. When you net out all of the puts and takes, the increase in SG&A in the quarter was due entirely to acquired businesses. This is an area where we continue to do a great job. Jim is going to spend more time talking about Hawthorne in a few minutes. He'll tell you that we've decided to invest more heavily in that business this year. We also continue to support the sales force in our core business, in all our core brands, through both traditional and digital media. But we are offsetting increases in these investments elsewhere as we continue to keep expenses in check. At this point, I still expect full-year SG&A growth to be consistent with our growth on the top line. The equity income line showed a loss of about $4 million in the quarter on an adjusted basis. While it's immaterial to Q1, I bring it up mainly to share my thoughts about the second quarter. I rarely comment on consensus numbers; however, most of the models I'm seeing for Q2 suggests that equity income number would be a loss of about $10 million in Q2. Our plan suggests that number would likely range between $25 million 4 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. JANUARY 31, 2017 / 1:30PM, SMG - Q1 2017 Scotts Miracle-Gro Co Earnings Call

and $35 million. I want to stress that we don't have perfect visibility here since we are minority shareholder in the TruGreen business, but that is our best assumption right now. Moving on, you'll see interest expense is essentially in line with the same period a year ago, at $16 million. During the quarter we issued another $250 million of bonds at a rate of 5.25%. Even with that added issuance, we're about flat in interest expense because we've allowed higher fixed-rate hedges to roll off and our Treasury Group has replaced them with lower-rate hedges. The impact of this activity allowed us to take our average interest rate down from 5% to 4.3%. Our leverage ratio at the end of quarter on a rolling four-quarter basis was 3.1 times. We repurchased $43 million of our shares during the quarter. We had a 10b5-1 in place that allows us to purchase another $50 million in Q2. At this point, we have not determined what level of activity we will have in Q3, although we definitely expect to be in the market. When you take all of this down to the bottom line, we had a good quarter. On a GAAP basis, the seasonal loss from continuing operations was $64 million, or $1.08 per share, compared with a loss of $79 million, or $1.30 per share for the first quarter of 2016. On an adjusted pro forma basis, which again is the foundation for our guidance and takes into account the impact of the joint venture, we had a loss in the quarter of $58 million, or $0.96 per share. That compares with a loss of $70 million, or $1.13 per share for the same period a year ago. When evaluating our Q1 results, while we're very pleased with our strong start to the new year, we believe it is still way too early to consider adjusting any of the guidance ranges we provided on our last call. Let me touch on a couple of other items that I think are worth your attention. The first is inventory. We told you we are increasing our cash flow focus and hopefully, our Q1 performance demonstrates that commitment. Inventory levels were up only $6 million in the quarter despite a negative impact of $35 million from acquisitions. Again, we're early in the year and I don't want to declare victory, but I'm optimistic that we can lower working capital levels this year by about $30 million to $40 million. I'll provide a greater level of insight on this opportunity as well as outline our targets for operating and free cash flow when we meet next month in Florida. The other update I want to provide is around Europe. We maintain our bias to exit the European marketplace, and as we've said in the past, we've been marketing this business for some time. We still view this as a good business and we're not looking to give it away, so anything we do must be based on an attractive valuation. I'm cautiously optimistic we will get something done, but I don't want to commit too much too soon. On our fourth-quarter call, I told you we hoped to have a determination by spring, and that remains the case. If we do not get a deal done then we will continue to operate the business. The downside would be that we wouldn't get the 100 basis point operating margin benefit that would come from the full divestiture. If we are able to divest the business, it would mean roughly $0.15 of dilution on a full-year basis. If we divest, we're not going to attempt any heroic measures to offset that dilution. Obviously, using the extra cash to increase our share repurchase efforts would help, but we are not going to push either our core business or Hawthorne to make up that gap. It is what it is. So across the board, I'd say we're off to a very good start. For now though, let me turn things back over to Jim to update you on some key strategic initiatives. Jim Hagedorn - Scotts Miracle-Gro Company - Chairman & CEO Thanks, Randy. As I said at the beginning, I want to brief you on two things: Hawthorne, and changes we've made to better align executive pay with our strategic plan. Let's start with Hawthorne, which is really a story about growth. Some of you probably recall my pessimistic view of the consumer a few years ago when I said we were living in a no-growth world. I told you we wouldn't chase growth that wasn't there. And for a while, we returned most of our cash to shareholders. But as growth emerged in the adjacent areas of lawn and garden, we pursued it. That is how we wound up with Tomcat, which we've nearly doubled in size since we acquired the brand in 2013. It's also why we partnered last year with Bonnie Plants, another category where we see significant potential. That philosophy of pursuing adjacent growth is also what gave birth to Hawthorne. Initially, Hawthorne was focused on exploiting demographic trends by making a play in the area of urban and indoor gardening, a segment we hadn't been in. Our focus on developing and acquiring craft brands was intended to reach an emerging group of gardeners who demanded the highest-quality products brought to them by brands that these 5 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. JANUARY 31, 2017 / 1:30PM, SMG - Q1 2017 Scotts Miracle-Gro Co Earnings Call

consumers perceived as sharing their values. That opportunity remains very real. In fact, we're focused even more intently on it. And I'll come back to that in a minute. But since the birth of Hawthorne, we have become even more encouraged by the growth opportunities that exist in hydroponics. The acquisition in the past 24 months of 3 of the most important brands in hydroponic growing presents new opportunities for us and our shareholders. Hawthorne has quickly put together an industry-leading portfolio of the leading brands in the hydroponic channel: all-purpose nutrients, high-end soils, plant supplements, lighting equipment, and other products for growing plants. Craft and hydroponics do not represent an either/or choice for us. We have to do both. But as we began to understand the potential size of the prize in hydro, all of us, including the Hawthorne team, realized the smartest approach was to separate the craft and hydro businesses. There just wasn't enough time in the day for the Hawthorne team to focus on both. So we're making some organizational changes as well as investments to maximize the likelihood of success in both places. Our craft efforts, Black Magic, Whitney Farms, EcoScraps and Root Farm, are now being managed with another specialty team at Scotts. The team operates under the leadership of Mike Sutterer, who is based in Houston, is one of our strongest markets here. Mike is laser-focused on exploiting the growth opportunities that exist in live goods. Our craft soil products, which will be sold in our traditional retail channels, fit in nicely with the work he and his team are doing. That transition has already occurred, and as expected, Mike and his team are off to a great start. Our hydroponic portfolio, General Hydroponics, Gavita, Botanicare and AeroGrow, will be managed within Hawthorne. With the exception of AeroGrow, all of these all-purpose products are mostly sold to distributors and then stores in the hydroponic retail channel, which is roughly 2,000 outlets around the country. As part of the change, under the direction and leadership of Chris Hagedorn, the Hawthorne hydroponic organization has been redesigned. He has surrounded himself with a group of experienced professionals in areas like finance, supply chain, marketing, sales, legal, government relations, and human resources. On average, each member of his team has 22 years of relevant experience. Most of them have come from Director or Vice President-level jobs in Scotts or one of the companies we acquired. The strength of this expanded team gives Chris the flexibility he needs to focus on strategy and spend more time in the field building relations with customers and distributors as well as solidifying Hawthorne's place in the industry. The Hawthorne sales and technical functions will continue to operate out of Santa Rosa, California, where GH is based. The brand and strategic support functions will operate out of Hawthorne headquarters in Port Washington, New York. These investments in people will allow the Hawthorne team to operate even more autonomously, which we believe is important to fully exploit the growth potential we see. As you've heard me say in the past, the approach and culture in the hydro business is different than our core; it has to be. While it will have more autonomy, Hawthorne will not be totally independent. There will still be strong support from the executive leadership team here in Marysville as well as other functional support as needed. Keeping Hawthorne solely focused on hydroponics will also give our shareholders a clearer understanding of the opportunities within this space, something I know many of you who have told us you would like. These investments will not translate into incremental SG&A to the Corporation. Instead we will shift resources from other parts of the organization to Hawthorne to make sure we've got things covered. But even if these costs were incremental to the P&L, they are still investments worth making. It's hard to remember the last time we had consistent double-digit growth in our core. That's exactly the opportunity we see in hydroponics. One of the reasons the owners of the businesses that we acquired decided to sell is they didn't have the capacity to take these businesses to the next level. After assembling an industry-leading portfolio, we've put a team in place to do exactly that. If that play looks and sounds like what we did in our core business in the late 1990s, there's a reason for that. We're running essentially the very same play: assemble the brands, build the infrastructure, innovate, improve sales and marketing, provide corporate support to maintain and expand freedom to operate. If we do those things well, we can build a business that helps our distributors, retailers, and growers achieve their goals as well. At the end of the day, their success will drive ours. While these changes have no material impact on the corporate P&L, or our goal of hitting an 18% operating margin, from a segment perspective this is what you are likely to see. We told you that GH, Botanicare, and Gavita all have operating margins of roughly 20%. That remains the case. But depending on exactly what costs get allocated to Hawthorne instead of the corporate P&L, a decision that is still in the works, the operating margin for Hawthorne as a segment could be 13% to 14%. Clearly, we would expect that number to improve over time as the business grows and we can better leverage that G&A. 6 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. JANUARY 31, 2017 / 1:30PM, SMG - Q1 2017 Scotts Miracle-Gro Co Earnings Call

Let me switch gears a bit and anticipate some of the questions I know are out there about Hawthorne, starting with the impact of the November state and federal elections. We have not changed our growth predictions for Hawthorne as a result. Clearly, a new industry has taken root, authorized by state laws that have been placed for some time now. Some estimates suggest that tens of thousands of jobs already have been created and that a new tax revenue stream will quickly top $1 billion. That phase is likely to grow as more states come online in the months and years ahead. Against that backdrop, the President has not said anything since the election to suggest he's changed his stated view that this issue is a matter of states' rights. So, bottom line, implied in our full-year companywide sales guidance this year is a projection of Hawthorne grows in the high single digits. I know many of you see that as a conservative number. It probably is. But we have not adjusted that outlook since the November election and we don't intend to. Finally, many of you have been asking about M&A pipeline for Hawthorne. Right now, we're doing exactly what we told you we would do. We are mostly focused on integration of the previous deals, but we're also looking at a few tuck-in deals that fill gaps in the portfolio. Longer term, I can't tell you that we won't do more. The environment in this industry continues to evolve and the low level of regulation and bureaucracy allows companies that have a real entrepreneurial spirit, like Hawthorne, to benefit from what is happening. While nothing is imminent, if the opportunity exists to broaden our reach and strengthen our market position, then we will evaluate it. If the opportunity makes sense, meaning it presents a strong growth and return for our shareholders, then we will pursue it. If making additional acquisitions further down the road requires us to step away from share repurchase efforts for one or two quarters, we will make the trade if we think the deal is highly strategic and has a high rate of return. I want to be clear, though. Our appetite for keeping the M&A window open is finite. I would expect us to decide by the end of the calendar year whether there are any other investments worth pursuing. Two years ago, when we expanded the division of Hawthorne and made our first move into hydroponics, many of you were skeptical of the move. I've hoped that we've helped cure that skepticism. Do I think there is upside from here? Clearly, I do. And the investments and organizational steps we're taking to capture that upside is focused on one thing: driving shareholder value. And so speaking of that, let me switch gears again. We've been hinting around on the past two calls about changes to our executive pay plans that help us better align to Project Focus. After a lot of heavy lifting and creative thinking, our Board has just implemented those changes and I want to share with you guys an understanding of what we've done but also why we've done it. I said heavy lifting was involved because what we've done is pretty innovative for a public company. And innovation is never easy. I've always believed there was merit in stealing a page from private equity when it came to comp: put out a long-term target, one with real value, and then use that target as a carrot to keep people engaged. A big bet, if you will. The design of Project Focus aligns perfectly with that kind of plan. If you think about Project Focus, you can break it down into two phases: the first, which we're in, is all about change. Buying businesses, selling businesses, redesigning the organization structure for the future. It's the dynamic phase of our plan. It's a time where it's easy for people to buy in because they see change every day reflected in our results and our valuation. But the second phase of the plan is right around the corner. Once we're done with deals, it's all about execution. The pace will slow and we will take a more meat-and-potatoes approach to our day-to-day work. We'll be focused on improving the balance sheet, driving up cash flow, and most likely using that cash to repurchase a significant number of our shares. We will be driving value, but in a much different way. And the goal is to do it for years, at least 5 years, probably 7, maybe 10. As the largest shareholder in this Company, I sit in a pretty interesting place. At least on paper, the Hagedorn Partnership as well as the shareholders who own the other 73% of the stock, should benefit handsomely if the Company successfully executes both phases of that plan. So as both the largest shareholder and the CEO, I want to make sure we finish the job. And the best way to do that is to make sure we keep this team in place and that we provide them with the ability to share in the benefits we are trying to create for our shareholders. With that in mind, I worked closely for almost a year with Denise Stump, our Head of HR, as well as our Board, to design a compensation plan that has elements of both retention and reward. Because of the performance elements, this plan has a potential for meaningful upside for the team, but there's also a downside risk. That was the idea. Our Board has recently approved equity grants for a group of roughly 20 executives. Our previous equity plan for this group was pretty straightforward. On an annual basis, grants were a combination of stock options, restricted stock units and/or performance units, all of which vested in three years. That approach remains in place for the several dozen other leaders, primarily vice presidents, who also receive equity compensation. 7 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. JANUARY 31, 2017 / 1:30PM, SMG - Q1 2017 Scotts Miracle-Gro Co Earnings Call

For the more senior team, the new plan is essentially a single five-year grant which we have called Project Focus awards. In this plan, 60% of the grant will be in performance units. All of those units have already been granted. These units have a five-year vesting period, which is significantly longer and nearly unheard of at most public companies. The remaining 40% of the grant will be normal restricted stock units granted annually over the next five years. These will continue to have a three-year vesting period. Here is the carrot on the performance units: in order to make a five-year vesting period attractive, we have increased the value of the grant by 20%. In other words, it's a six-year grant over a five-year vesting period. For transparency's sake, the increased value of the plan does have a P&L impact. However, that impact is already baked into our full-year plan and our guidance. In terms of how performance will be measured, it's a two-third and one-third split. Because cash flow is a critical element in Project Focus, two-thirds of the performance metric will be tied to our cumulative free cash flow over the next five years. A combined calculation using year-over-year earnings improvement and dividend yield makes up the balance. Beyond the extra year, the plan has further upside potential if we outperform the five-year targets that have already been established. We will share more details over time, but you should know that the average calculated investor return of 10% is needed to hit a target payout. You should also know that the plan has significant downside if we fall short of that. It's worth pointing out that this grant occurred at essentially a record stock price. No one here flinched at that reality. Said differently, I believe every member of the team believes there is upside from here as long as we perform. I know most companies don't spend time on a quarterly conference call talking about executive pay. But in this instance, I thought we should. Project Focus is the basis of our investment thesis right now and that is why we spend time on each of these calls to provide strategic updates. I'm convinced this new comp structure is just as important to the success of Project Focus as any other element of the plan. I have told you repeatedly that I've never been happier with the group around me. When we decided to cut management ranks by 60%, I was deliberate in deciding what roles stayed and which roles were cut. But I was even more focused on the people who stayed. I'm well aware that there are members of this team who are near the end of their careers and able to retire tomorrow. We need to keep them around, and have another group of people who are have a long road ahead of them. They are smart; they are marketable, and I know they are in demand. We need to keep them here, too. When we went to New York last year and unveiled Project Focus, a good number of shareholders started asking about our commitment. They asked directly whether the management compensation was tied to the success of the plan. It was the right question and one that I had already been working to solve. Since we unveiled Project Focus, our equity has increased by $30 a share. And interest in where we're headed has never been higher. Like the rest of our shareholders, I want to make sure we get there. So the plan we've created is designed to maximize the likelihood that we do. So far, we are on the right path. In the years since we announced Project Focus, we've contributed SLS to a joint venture with TruGreen; made an important investment in Bonnie Plants. We've created a clear leadership position in hydroponics. And as Randy said, we remain focused on trying to exit Europe. If we hit our targets this year, our operating margin will increase by more than 250 basis points since we outlined the project. If we exit Europe, that improvement climbs to 350 basis points. As we've done all of that, we have also delivered record earnings. If you walk down the hall here, I'd like to believe that nearly every associate could tell you what we're trying to accomplish. They not only get it but they believe in it. I believe I speak for thousands of us here when I say we like what we see as we look ahead. Our core business is in great shape. We have growth engines with great prospects and strong margins. We continue to generate meaningful cash; and we have a team that is aligned with interest with those of our shareholders. I hope I see a good crowd in Florida next month. I believe those of you who attend will like what you hear and see. With that, let me wrap things up and open your call to questions. Q U E S T I O N S A N D A N S W E R S Operator (Operator Instructions) 8 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. JANUARY 31, 2017 / 1:30PM, SMG - Q1 2017 Scotts Miracle-Gro Co Earnings Call

Jon Andersen, William Blair. Jon Andersen - William Blair & Company - Analyst I want to start on the core business. Why is it still right to think about the core business growing 1% to 2% this year given a couple of things? I guess given the strong start to the year in the consumer engagement that you've seen, given the commentary around the strong retailer support for the business, and even the recovery in some businesses that perhaps haven't performed as well of late, like, fertilizer, which had a strong quarter? Jim Hagedorn - Scotts Miracle-Gro Company - Chairman & CEO Look, I'm not sure there's a good answer. I think we might view it as somewhat conservative. I know Mike sees a higher number than that internally. I do think that talking to you guys that underpromising is our modus operandi here. So I think we're optimistic for the year. I can't tell you though how many times I've had -- look, I want to call the numbers up, okay? Just not now. We have gone into a lot of marches where I've gone home and told my wife, I don't even have to go to work anymore unless it snows every day. We're going to blow our numbers away and then I find it struggling for the rest of the year. And you've heard me say that. That just means we work all summer and it seems like that's been our last call at least four years, is really strong start in April and goes to [expletive]. And then we're just working our butts off all summer to make it back up again. I give a lot of credit for the team who have developed plans that allow us to deal with contingencies. Look, I want to call the numbers up. I just don't think we're ready to do that. Let's just see how we end up at the end of next quarter. But do I think the numbers, we could beat them? Yes. Jon Andersen - William Blair & Company - Analyst Okay. Shifting gears to hydroponics, just for my follow-up -- or Hawthorne, I guess, more broadly. You've indicated you haven't revised your expectation for Hawthorne. You're looking for high single-digit growth. I think there a couple of components to Hawthorne though. Two, right, you have the craft side of the business and the hydro side of the business. What are your expectations for those two components of Hawthorne in aggregate? And then on the Hydro side, it sounds like you are thinking a little more about additional M&A there and I'm wondering is that -- you're just seeing some new opportunities? Some gaps in the current portfolio that you think you can fill and your timing associated with any additional actions there? Thank you. Jim Hagedorn - Scotts Miracle-Gro Company - Chairman & CEO You're welcome. I think they've -- we've already split Hawthorne so when we split out Hawthorne, it will be pure hydroponics. Call it, we're throwing out there -- call it, 10%, just for grins; high single digits. The markets are growing faster than that. But again, I think that what we're trying not to do is put a ton of pressure on the team. So I think, again, that's an area where we have a pretty conservative number which I think we believe we can do better. There are some headwinds in a little bit in it, so in a reporting period, they've ended the year with a push on sales, many of which there were earnouts for the old shareholders there. We were aware of that. We're not surprised by it but I think if you look at category growth, if you just view it broadly as a category, it's probably mid-20%s or something like that, is probably what the categories are growing. A little bit of just year-to-year adjustment issues based on the way sales timing but I think we have a pretty conservative number in -- for Hawthorne. 9 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. JANUARY 31, 2017 / 1:30PM, SMG - Q1 2017 Scotts Miracle-Gro Co Earnings Call

And I think that's the right place for us to be, to be honest. So we're not changing their numbers and pushing their sales numbers up which at a time where we are basically investing in G&A for them to build that team out. On the M&A side, getting Botanicare deal closed really allowed us to then look at the industry and say, are there places we aren't that we should be? And Chris -- we were down at a Board meeting in Florida on -- this is Election Day. I think he was in Clinton's Hotel -- the party that didn't happen. But he put together probably the best people, both in companies that we've purchased and companies that we have a ton of respect for and individuals we have a ton of respect for in the hydroponics space. And basically started their first really deep strategic planning meeting with basically the -- a lot of the industry there. I think what was discovered is there probably are a couple of gaps, what I think Chris would call pillars of that business where there is opportunity for us to potentially acquire, or develop our own brands for that space. I think that is effectively what you're hearing. While I would say -- I think it's a good pipeline. Maybe that's what I'm trying to say. So I think there is a good pipeline of very fairly priced deals; who knows if they are all going to happen. But I think it's effectively feeling out these pillars where there is some space. Operator Joe Altobello, Raymond James. Joe Altobello - Raymond James & Associates, Inc. - Analyst I just wanted to follow-up on Hawthorne for a second. You did a good job of bridging the up 6% this quarter versus up 11% on a pro forma basis, adjusting for some of those timing issues. But that's still below the plus-24% that we saw in the fourth quarter. So maybe why that business slowed a little bit, even if you adjust for the timing issues. Randy Coleman - Scotts Miracle-Gro Company - CFO Joe, this is Randy. A little more color on what happened there. When you think about the Botanicare deal that closed in early October, as sellers naturally do, there was a big push towards the end of September, when we structured the deal so it was based on calendar year 2016 earnings. We protected for that September push because we were looking at the full year. So it doesn't affect the price we paid but it does affect the shipments in Q1. And then if you look back to the original General Hydroponics and Vermicrop deal that we did back in March of 2015, I believe, the way that deal was structured, there was a similar earnout based on calendar 2015 earnings. And there was a late push in Q1 last year by Vermicrop, in particular, to make sure that they hit their earnout. Those two -- those are the two events that are more purchase price acquisition-related that make Q1 sales look a little bit odd year over year, but when you think about the price we paid and the values of the deals, we structured appropriately. We made sure we're protected and just in this particular quarter, it looks a little bit odd. Joe Altobello - Raymond James & Associates, Inc. - Analyst Right, because that gets you in the 6% to the 11%, right? But I'm just curious why it slowed from last quarter plus it slowed below industry growth. 10 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. JANUARY 31, 2017 / 1:30PM, SMG - Q1 2017 Scotts Miracle-Gro Co Earnings Call

Jim Hagedorn - Scotts Miracle-Gro Company - Chairman & CEO My view is if you look at year-over-year sales of these companies, they are exactly -- they are not losing out to the industry. We're not losing share. I don't see growth rates declining. Of course, the business beat all of our internal numbers and particularly, on the Hydro side. I'm really pleased with it and not concerned at all. Joe Altobello - Raymond James & Associates, Inc. - Analyst Okay, that is helpful. Just one last one on the dilutions from the JV. You guys had mentioned that you saw the equity income was about flat with last year. Has that changed or are you looking for additional dilution this year given what you talked about for fiscal 2Q? Randy Coleman - Scotts Miracle-Gro Company - CFO This is Randy again, Joe. We're not changing our outlook. It's just that the phasing of it looks a little bit strange when we look at how the models reflect the year. When you think about leverage from the deal, so we've seen a lot of incremental interest expense coming year over year and the deal didn't close until April of last year so a lot of that's going to fall into Q1, especially Q2. And then the non-cash amortization from writing up assets, we'll see a lot of that fall through the P&L as well. So we'll help folks straighten out their models this afternoon, but there is no change in the full-year outlook. In fact, we just had a Board meeting last week in New York on the TruGreen business and actually I more encouraged now than we did a few months ago as we look forward into 2017. Joe Altobello - Raymond James & Associates, Inc. - Analyst Okay, great. Thanks guys. Operator Jeff Zekauskas, JPMorgan. Jeff Zekauskas - JPMorgan - Analyst The current administration is reaching out to various companies to ask them about tax law changes. This is a proposal of a much, much lower rate or border tax adjustments. In your first look at that, is that something that's good for Scotts or bad for Scotts? How do you assess it? Randy Coleman - Scotts Miracle-Gro Company - CFO Jeff, this is Randy. We were really optimistic right after the election whether we looked at the Trump Plan or looked at the broader Congressional plan. At this point, we're going through the details and I think definitely a change in the initial starting point, down to 15% or 20% would help us tremendously. I think like a lot of companies, we're evaluating the border adjustment and what that would mean. We do source some reasonable imports of sphagnum peat from Canada. So that's one thing we're looking at. Urea, we probably import about 20% of our annual requirements; the rest being sourced domestically. So a couple areas that we're looking at there. I think the details are going to be important. I think if we phase-out interest. I'm not sure that makes a lot of sense for a Company like us that's using leverage to grow and fully deliver value to shareholders. I think that the domestic manufacturing deductions, if that were to be phased out, that doesn't help us in that we have almost entirely domestic production, especially for what we sell in the US. 11 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. JANUARY 31, 2017 / 1:30PM, SMG - Q1 2017 Scotts Miracle-Gro Co Earnings Call

The only place where we do have production located out of the US is in Europe or we sell in Europe. Obviously, we're looking at alternatives for that business. You would think in the big picture, that any kind of changes in tax laws would be a big boost to Scotts. Depending on the details, that might not necessarily be the case and we're actively working with Congress and trying to reach the administration to make sure they understand situations like ours. And the intent of really trying to boost America support companies like us that have been located in Marysville, Ohio, since 1868. If there's not a greater American company than Scotts, then I'd have a hard time putting my finger on it. You think we'd be the primary beneficiary of changes in the tax law and if that doesn't turn out to be the case, it really makes you scratch your head quite a bit. Jim Hagedorn - Scotts Miracle-Gro Company - Chairman & CEO What I would add to that is -- and we're working pretty closely with ways and means right now on why we think this border adjustment is not that great an idea. So if you look at our combined state and federal rate of, call it, 36.5%, I would just defy people to say, there is many companies that pay a higher rate than that. So you would assume then that this would be really good for us. We are company that is in growth mode, so this is not like, woe is me. Our answer to the headline is, like, neutral. But I think that's a bunch of [expletive], okay? It shouldn't be neutral for us. If you look at our pure group of -- and these are for real consumer marketing companies, we aren't just near the top. We are the worst company of like 20 companies that we look or ourselves against we look at compensation and industry. For us to be at the highest and really, because of peat and our acquisitive ways, which means we're using leverage at this moment, that we end up in a neutral place where, let's just say taxes go down 10%-plus but then go back up 10%, based on cross-border and interest rate, it's just very disappointing, put it that way, if that's what gets signed into law. We're working hard to -- I don't think you'd find a more American company than us. It's -- it just defies logic as far as I'm concerned because I'm going to say it. I was a supporter of Donald Trump. I continue to be supporter of Donald Trump. I voted for him. And I voted for him, largely, because I expected it to be good for our business. And I hope that turns out to be the case. But look, bottom line is, we're doing fine. It's not like we are so desperate for tax reduction. That said, every dollar of tax reduction we get, we're going to invest in our business, and in America, okay? So if -- that's my advertisement is over. Jeff Zekauskas - JPMorgan - Analyst I guess for my follow-up, in your compensation plan, you talk about cumulative free cash flow generation. Is cumulative free cash flow generation calculated after capital expenditures and after acquisitions? Randy Coleman - Scotts Miracle-Gro Company - CFO Jeff, its calculated after capital expenditures; it's not calculated after M&A. The target is essentially, more or less consistent with what we've done in the past, plus expected improvement from Hawthorne. The max payout we based on about a $600 million improvement versus that target over five years. So really healthy returns to shareholders. Jim Hagedorn - Scotts Miracle-Gro Company - Chairman & CEO But I think that, to some extent, the question begs a little bit of clarification. We do intend to M&A, just ourselves. And if the stock price is not viewed as attractive we will return. So we intend to buy our own business back over time and not -- so it's not public any more, but to have a significant reduction in our share count. 12 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. JANUARY 31, 2017 / 1:30PM, SMG - Q1 2017 Scotts Miracle-Gro Co Earnings Call

So our intent is that the -- absent a pipeline that we've already identified within hydroponics that we talked about earlier in the call. When that is done, we're done. The reconfiguration of the company is over and it's now cash flow for a purpose, which is to buy our own shares back or if that's not attractive, return it to dividend. So it's important that, that be clear. Let me clarify what I said. We're starting with operating cash flow and then we're backing off internal CapEx to get to free cash flow. So we're not subtracting the capital used for M&A. However, if we do M&A, the earnings for that will be included but there's a trade-off against our investor return and that would be buying back less shares, et cetera. I think there's appropriate tension in the model to make sure that we're doing what is best for shareholders. But I just wanted to clarify, it's not a deduction on the cash used but we will include the cash generated. Jeff Zekauskas - JPMorgan - Analyst Okay, great. Thank you. Operator Jason Gere, KeyBanc Capital Markets. Jason Gere - KeyBanc Capital Markets - Analyst A couple of questions. First one, just because over the last few years and you've talked about the ups and downs of the spring season with the weather. I was just wondering I know your -- the retail growth is pretty high going into the season. Just anything different in terms of merchandising this year? And maybe from your end, how you're going after some of the upstart demographics, such as millennials? I was just wondering, one, if you could talk about anything you're doing different there and how the A&P spending plays into that? Mike Lukemire - Scotts Miracle-Gro Company - President & COO This is Mike Lukemire. If you come down to Florida, you're actually going to see when you look at the live goods, a lot of cross-merchandising with Bonnie and Miracle-Gro to tie that solution. You're going to see more about solutions selling. You're going to see the new Roundup Selective Weed product, which actually ties -- completes the Roundup Weed portfolio and it works whether it's on lawns or gardens or patios. You'll start seeing that type of activity. We've also timed all of our advertising with the major retailers to tie to their promotions on a more timely basis to actually begin to bundle these solutions together. So we'll talk about that a lot in Florida but we are really optimistic of category growth and in some markets, we've actually outgrown the store average, which is our new objective with our retail partners. Jim Hagedorn - Scotts Miracle-Gro Company - Chairman & CEO I just want to throw in there that I've worked with a lot of guys and I ran North America myself. Mike has got, I think, a very good view of where to take this business. It's big-time being executed. I think if you look at our programs, our new products, our pipelines and our relationship with very willing partners on the retail side, I think we've got really good programs for 2017 and I think we've got good plans going forward where we just do what we know we need to do in 2018. This is all stuff that -- we've run the business as a bunch of brands as opposed to running it as a just one category. I think Mike has got a really good handle on it. I think his sales team has got a good handle on it. Our category leaders -- it's just a lot of good work happening in the business. 13 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. JANUARY 31, 2017 / 1:30PM, SMG - Q1 2017 Scotts Miracle-Gro Co Earnings Call

In regard to the demographics, this is part of the move of our craft brands into Mike Sutterer's business, as we very much think that's important and I think we're going to be even more active there. And allow -- because another part of that demographic shift is hydroponics. So I think we're active in all those areas that you are implying. And I'm going to say, it's a really good story. Jason Gere - KeyBanc Capital Markets - Analyst Okay, great. I appreciate the color. And then I guess the follow-up question is really just on how we should think about the gross margins and clearly, what you did in the first quarter in the smallest quarter of the year, you're saying that those trends are not going to repeat and a lot of it depends on the sales. Just because I know there is still a lot of confusion in the P&L, with how to treat TruGreen, and I do understand that SG&A should be flattish this year. So I appreciate the color there. How should we kind of range the gross margin in terms of hitting what you would say the US segment being conservative 1% to 2% growth versus where the upside could be? Can you give a little bit more color in terms of how we should think about gross margin playing out for the year with all the puts and takes that you've laid out over the course of the call? Randy Coleman - Scotts Miracle-Gro Company - CFO Sure. This is Randy, again, Jason. When you think about margin rate by business, our uS consumer business has the highest margin rate, so similar to Q1. The better we do there, the more that's going to fall through to bottom line. In Europe, our gross margin rates are quite a bit lower, still north of 30%, but not nearly as productive as what we see in the US. And then with Hawthorne, the rates are, from a gross margin perspective, in the low 30%s as well, more consistent with Europe right now than what we see in the US. But again, from an operating margin rate, those businesses individually have operating margin rates of -- around 20% or even north of that. So we'll see a lot more benefit on the bottom line than what we see in the gross margin rate. And as far as timing, Q2 will be interesting. We had the strong comps in the Midwest and Northeast from last year in Q2 that we'll have to match. But really, it's more of a load quarter than anything else. So I think like any other year, we'll be able to sit down in mid-May and have a really good read. I think by the middle of June, we'll know the answer for the most part. I don't expect that to be much different than what we've seen in the past Jim Hagedorn - Scotts Miracle-Gro Company - Chairman & CEO I don't know what the answer is -- Randy probably does. 100 basis points of growth would equal what percent gross margin improvement over what we're telling people? Randy Coleman - Scotts Miracle-Gro Company - CFO Well, the drop-through is typically, call it, mid-30%s. There's usually some offsets against that potentially and some comp if we have a year that exceeds our expectations and what you're expecting right now. But, call it, 20% or 25% drop-through if we see an extra point. Jim Hagedorn - Scotts Miracle-Gro Company - Chairman & CEO Look, I -- so far, so good. I think the rain on the West Coast has been super helpful so I think we're not going to have all sort of drought worries. It's going to be April or May, we're going to tell the story as usual. 14 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. JANUARY 31, 2017 / 1:30PM, SMG - Q1 2017 Scotts Miracle-Gro Co Earnings Call

Jason Gere - KeyBanc Capital Markets - Analyst Okay. And just on that, I know you said Hawthorne for the full year with the gross margin is still lower than corporate. How big does Hawthorne have to be to get that to the corporate? How, to scale it, I guess -- how should we think about that over the next couple of years? Randy Coleman - Scotts Miracle-Gro Company - CFO I would expect gross margins to look a lot more like the US over the next two or three years. So a lot of synergy opportunities. We've got tree businesses right now that are still operating independently for the most part. A lot of what Hawthorne is going to focus on in the next couple of years is integrating those, finding those operational synergies on the supply chain side while we don't take our eye off of just trying to keep up with the tremendous growth that we're seeing. So it's going to be a fun ride and I'd expect gross margin rate to look a lot more like US once we're done with all the integration. Jason Gere - KeyBanc Capital Markets - Analyst Okay great. Thanks a lot, guys, for the color. Operator Christopher Carey, Bank of America. Christopher Carey - BofA Merrill Lynch - Analyst Just staying on hydroponics, how would you size the opportunity for that business? I say that for the existing hydroponic retail channel but more specifically in traditional channels where you already have leading positions in your core business. And then just beyond that on the margin question that was just asked, what is the opportunity to improve the margin structure in that business, considering the fact that a majority of that business or all the business still goes through distributors? Then I have a follow-up. Thanks. Jim Hagedorn - Scotts Miracle-Gro Company - Chairman & CEO Those are minefield questions. (laughter) A lot of people in that business are going to be listening to this response. Well, let's start with interest, okay? I don't think there is a retailer that sells lawn and garden products in the United States that is not interested in this opportunity, okay? I will leave it at that only because today, these are very much professional, I guess what Chris calls, expert brands that are sold through unique distribution. We've got to figure out a little bit like we have in the United States how to satisfy the retailer interest in this space without screwing up this brand imagery and the support we have from the existing retail channel, okay? That's really important. Distribution is definitely more expensive, than what you're seeing in Hawthorne lawn and garden back in the day. Now they pick up a lot of risk and they have a, I think, generally distribution has an excellent sales force. I think as we've look at our American business. If we're looking back at we did with Scotts North America and say this is Hawthorne and North America, I think there is work to be done on figuring out how to rationalize distribution in a way that's good for the industry, it's good for us and it's good for our partners. I think there's a lot of work happening strategically at Hawthorne to figure that out. But it is not without landmines. Because there are very deep relationships there and in a category with a very unique culture that is based on being brothers. There's a lot of work to be done here and I can't just casually throw it out there except to say, all the things you mentioned, we're thinking about. 15 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. JANUARY 31, 2017 / 1:30PM, SMG - Q1 2017 Scotts Miracle-Gro Co Earnings Call

And I wrap it around this idea that is -- Mike is dealing with our big retail partners in the United States. I don't think there's a single one of them that aren't interested in the space. That means we've got to figure it out. Christopher Carey - BofA Merrill Lynch - Analyst Okay. Thanks that makes sense. Just a follow-up on the hydroponics as well. Where are you seeing the main growth drivers in that business? Is it coming from smaller home growers or is it coming from more of a commercial channel that is selling into retail? Has -- do you see the mix of that and consumer changing with additional legalization in more states? Jim Hagedorn - Scotts Miracle-Gro Company - Chairman & CEO I guess I would probably say all of the above. The reason for that -- in part, like, we start a Board meeting later this week in Colorado, in a place that we chose on purpose so that the Board be in that state. And so some of the stuff is being presented and I'm reviewing decks that Chris and his team are going to present on Friday. I think we are likely to see growth in both residential personal growing and small operations growing but I think the biggest single piece, if things continue the way they are, is more the medium to large growing opportunities. That is an opportunity for us that we see. And that we are on. I think we're, at least, without taking you through the Board deck that is not even final at this point, I would say we see growth in all of those areas but particularly in the medium to larger size growers. Christopher Carey - BofA Merrill Lynch - Analyst Got it. Thanks very much. Operator Bill Chapell, SunTrust. Bill Chappell - SunTrust Robinson Humphrey - Analyst I know it's somewhat semantic but putting out the line in the sand for when you will stop acquisitions and really start to return to cash to shareholders, why does that make sense? I think we put a line in the sand a year ago and maybe 18 months ago similar and what's to say more acquisitions won't come up? And with that in mind, why is it taking so long? We really started looking at the hydroponics-type acquisitions 18 months ago. You're giving yourselves another nine months. Are there companies that are still emerging? Or is it just part of negotiating or try to understand the changes? Jim Hagedorn - Scotts Miracle-Gro Company - Chairman & CEO It's a good question, dude, okay? What would I say? To start with, I think we have a new appreciation of our, I think, unique opportunity to consolidate the space, okay? And our view is that it's valuable to our shareholders, okay? So I'm going to start with those. I think we said right up til now that our M&A book was opened through about now. I think that's what we said. What I think we've seen -- I don't -- I'm not seeing like a huge Delta with what we've told you guys in the past. What has changed in addition to what I said previously is Chris had this meeting in New York in November where basically it was the first time we could take all of these experts in the field and say what are we missing here? 16 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. JANUARY 31, 2017 / 1:30PM, SMG - Q1 2017 Scotts Miracle-Gro Co Earnings Call

What should we own? How should we set it up? How do we attack this marketplace? Where is the market going? That was really important and when Mike and I finished our Board -- Scotts Board meeting in Florida, we immediately went to New York to get a download from that team on what their thought process was. And what it did is it outlined a couple of open areas that really should be a part of the business, and that we believe are available to us. And not -- by the way, not for a ton of money. In addition, I think this issue is we look forward is one where we basically say, is there a move that we could make that would be dramatic and really cement a little bit like -- if I look at Scotts, I like our market position. I think we've got a big army. We've got a lot of concrete in our retail channels, meaning we've got a lot of share in those channels. The question is, could that happen in hydro? That thought process is open and is being evaluated now. Now, it depends on a lot of things. And to start with, to make the leverage numbers work and do that, that we have talked you guys in the past about, i.e., is it funded? The answer to that is yes. We can -- I think Randy is comfortable that anything we're looking at, which I think defines it a little bit meaning it's not unrestricted appetite. It's -- we understand what we're looking at, that Randy can fund it for us with our existing facilities. It's possible that it would eat into one or two quarters of share repurchase that I think was planned to occur in this fiscal year. The timing on this is, I would say pretty perfect in that we have not come to a conclusion on anything except the bias on these small pillar deals. But anything beyond that is very much in, I think, just discussion phase at this point. Any decisions on any impact on our share repurchase plans that we've previously talked to you guys about, those decisions to execute large-scale repurchases would have occurred in the second half of the calendar year when our seasonal cash is coming in and our debt is coming down. And so really, within all of these smaller deals are just built into our numbers. There is no big deal at all there. But if Europe was to happen the way we hope it will, it's possible we could do something larger in hydro but that's -- right now is just a discussion. I'm not sure there's alignment on the team here of -- and then it's buy-sell deal any, which means there's a whole another element which is a willing buyer and a willing seller. It's -- so why is it going on so long? I think because we are being really careful about this business. And we're looking at the opportunity and saying is it possible it's larger than we originally thought? Now why a line in the sand? Because I want one, okay? Because I want to get back to what we said we were going to do which is move into the next phase of Project Focus, which is the best company I know of any company I know is us, okay? Given the right valuation, we intend to reduce significantly the number of shares outstanding. If that pricing is not attractive, we will return cash to shareholders and I want to get back to that. That's a commitment we've made to people. On the other hand, do I think if I was to talk to my family and other large shareholders and they said, look, if you have an opportunity to close down this hydro in a big way, you should think about it, at the right price and what is the return going to be. So I think that -- I'm sorry to go on this line but it's a really good question. I'm a little sensitive to it. But I think because you are right because I want to put line in the sand. I want to get back to the second phase of this. We have re-evaluated based on we think the opportunity is larger than we originally looked at. That's all. Bill Chappell - SunTrust Robinson Humphrey - Analyst Got it. And just to follow-up on that and not to belabor this point. Are you building a separate company? Because maybe this is for Mike. Nutrients, soils, supplements, I think that's what you do every day. And so why can't there be some synergies of building into these new markets just from the core business? Or do you have to really go and buy out every little piece? 17 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. JANUARY 31, 2017 / 1:30PM, SMG - Q1 2017 Scotts Miracle-Gro Co Earnings Call

Jim Hagedorn - Scotts Miracle-Gro Company - Chairman & CEO Dude, I don't mean Mike for this. (laughter) You travel with me, dude. That's what I would say. You go out and travel with me or my son and what you'll see is -- I'll bet for you and for me, it's such a unique culture that, do I think there is opportunities? It's part of the reasons Black Magic is now in Sutterer's group. And that's pretty much a Home Depot business. It's because there is overlap. If you look at the staffing that Chris has collected within his business, he's got quite a few Scotts people there that have been transferred and not backfilled. That is part of the synergies you're talking about. We are in that business. We know how to make things. We know how to do R&D. All of this back stuff, there are huge -- I mean, there are important synergies where we don't have to duplicate things even if we're moving them onto Chris' P&L, but they're being liberated from the Scotts' P&L. I think that we're taking advantage of those. But I think that this space -- look, I think this is why a lot of people lose money in this space. Not us. Because I think if you had a bunch of old guys from Ohio with gray hair trying to run that business, we would screw it up hard. And so I think that this idea, why can't you use the same sales force in everything else, misses the point. I would say travel with my son for two days, and you will see. Bill Chappell - SunTrust Robinson Humphrey - Analyst Sounds good. I'll turn it over from there Jim Hagedorn - Scotts Miracle-Gro Company - Chairman & CEO Mike, would you add anything to that? Mike Lukemire - Scotts Miracle-Gro Company - President & COO I think if you go look at a hydro store, the level of expertise that you see in there, if you're really serious grower versus our traditional channels, hydro has a place but it's probably more simplified and I think we're trying to find that right balance of solutions. And so it will depend on the consumer and the technical expertise. There are things that will crossover which we'll take advantage of. There are things that are different that need to be specialized for that specific grower. Bill Chappell - SunTrust Robinson Humphrey - Analyst Sounds good. Thanks for the color. Operator Carla Casella, JPMorgan. Wendy Lin - JPMorgan - Analyst This is Wendy Lin on for Carla Casella. Just a few quick housekeeping items. I'm wondering if you guys can give me CapEx for the quarter, revolver outstanding and any drawings in the [undrawn] facility? Jim Hagedorn - Scotts Miracle-Gro Company - Chairman & CEO Thank God I don't know those answers. (laughter) That is yours Randy. He's even getting out the paper now. 18 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. JANUARY 31, 2017 / 1:30PM, SMG - Q1 2017 Scotts Miracle-Gro Co Earnings Call

Randy Coleman - Scotts Miracle-Gro Company - CFO CapEx for the quarter -- is exactly $16 million, which was the same number as last year. The second part of your question? Wendy Lin - JPMorgan - Analyst Revolver. Randy Coleman - Scotts Miracle-Gro Company - CFO So revolver borrowings for the quarter were $460 million, if that helps you. We have seen some changes in the cap structure as we issued the new bonds but we're comfortable with where we are, really comfortable with 3.1 times. And getting back to the questions about M&A, we have plenty of capacity to do all of the deals we plan to do plus potentially new ones that may be added to the list if we want to go there. So no concerns on the cap structure basis at all at this point. Wendy Lin - JPMorgan - Analyst Thanks. Just a quick follow-up on the market capital forecast. Does that change your cash generation of $30 million to $40 million depend on selling Europe? Randy Coleman - Scotts Miracle-Gro Company - CFO No, we're just thinking about the base business for the most part. Typically, we've been very much a sales-focused Company. More recently we've done really well by focusing on earnings and I think the next frontier for this Company is thinking about cash flow. I've seen tremendous impact just in the last several months as we've talked about changing our short-term incentive plan, our long-term incentive plan. It's gotten everyone's attention. We are driving inventories down but we're maintaining all the fill rates and making sure we don't miss any shipments. But we can do better just by trying to do better. Beyond inventory, just thinking about cash flow more broadly, there's continued improvement that we can make not only next quarter and this year but as we look forward over the next few years. So I'm optimistic we're going to see a lot of improvement. Wendy Lin - JPMorgan - Analyst Got it. Thanks. Operator Eric Bosshard, Cleveland Research Company. Eric Bosshard - Cleveland Research Company - Analyst The comment that you made generally, I just wanted understand a little bit better and that was the market moving more towards medium to large growers. The question is this. It seems like the portfolio you've built is for perhaps the smaller, maybe medium-sized grower. As the market evolves, 19 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. JANUARY 31, 2017 / 1:30PM, SMG - Q1 2017 Scotts Miracle-Gro Co Earnings Call

is this something that you can address with acquisitions or is the current portfolio such that it also can be attractive and you can maintain the really high market share you have if the market goes to the medium and large growers? Jim Hagedorn - Scotts Miracle-Gro Company - Chairman & CEO I think it's the latter. So I think that the business we have is for the category that we have at the professional level, at the grower level. Again, this is just me reading the deck that I have in front of me for the Board meeting this week. They clearly see the largest growth, all of them growing, but the largest growth being in the mid to larger size. I think we've got the businesses we need for that. Part of what we're looking to build and I think I've told you guys this. But this is one where we know the prohort well. We were the leading prohort business in the world, a business we sold to Israeli Chemicals, not under pressure but because we were focusing on consumer. I think we understand how to be a professional reseller of high-end growing products. And that is with a technical sales force, the products that they need, programs they need to put them together. It's -- that is where this -- that is where Hawthorne is going, okay? It's to create a partner to these professionals that helps them achieve their profit numbers and be successful in whatever it is they are growing. And so I think that is what you are likely to see, as this Company evolves into a much more combined professional sales company, is more like what you would have seen back in the Scotts' prohort days with a very technical sales force, very deep technical support to help these professionals deliver their objectives or achieve their objectives and a product line that is evolved to meet the needs of the larger-sized grower. So I think we don't need to buy companies to do that. We just have to adapt our product lines and our selling solutions to that. I don't know, Mike, if you have anything to that. Mike Lukemire - Scotts Miracle-Gro Company - President & COO I think if you think about prohort with the high-end peat that we bought, it was a professional business up there. It fits nicely into the larger growers and we also have a lot of nutrient and water-soluble capabilities off our base business that can targets larger growers, plus Gavita is really the standard in lighting in these large growers. So I think we're well-positioned Jim Hagedorn - Scotts Miracle-Gro Company - Chairman & CEO I think we've already seen this. If you look at the sizes that, like GH is selling, you are getting to larger and larger sizes of nutrient packages. As I think there's evolution is happening. We just have to definitively basically say we are a professional supply company and we need to have the products they need with the technical support they need at the right price. I think we can do all of those and this is where being part of Scotts is a giant deal. Mike Lukemire - Scotts Miracle-Gro Company - President & COO We have a lot of capability we can bring in to support and so I was at out there in Santa Rosa. We ran a special, which probably skewed the quarter from the previous year for two weeks and most of the larger sizes sold. The 5 liter, 63 pound, picked those things up, but we moved a lot of that material in two weeks. So I think we've got everything that we need. We just have to put it together. Eric Bosshard - Cleveland Research Company - Analyst That is helpful. Thank you. 20 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. JANUARY 31, 2017 / 1:30PM, SMG - Q1 2017 Scotts Miracle-Gro Co Earnings Call

Operator Jim Barrett, CL King & Associates. Jim Barrett - CL King & Associates - Analyst Randy, I think this is a question for you. You mentioned with the P&L impact, the incentive program. Can you give us some sense and maybe easier to do it for 2017 and 2018 if you -- if the Company, if the management reaches midpoint of its target, what sort of impact should we expect? Randy Coleman - Scotts Miracle-Gro Company - CFO So for the short-term incentive plan, I assume you're speaking to? Jim Barrett - CL King & Associates - Analyst Yes. Randy Coleman - Scotts Miracle-Gro Company - CFO So for the short-term plan -- well, let me address both so I can be complete in my answer. So the short-term, with the guidance right now that we provided, if we hit the middle of that range, incentive expense will be a little bit less than a year ago. That will be favorable to P&L. If we head towards the higher end of the range, it will probably be about a neutral to a year ago and if we outperform beyond that, there might be a little bit more. When you think about the longer-term incentive plan that Jim outlined this morning, the incremental expense for the current year, FY17, versus last year is in the $0.06 to $0.07 range. We have that covered. It was already included in our budget several months ago. And we're absorbing that, in fact, again this quarter and when you exclude all of the SG&A from acquired businesses, we're able to absorb that and still keep our SG&A flat. So still on our plan. We'll be able to digest it easily and not an issue. Jim Barrett - CL King & Associates - Analyst My follow-up -- Jim, I heard your comments about share repurchase versus dividends. Under this new incentive, do dividends potentially play a larger role in the capital return to shareholders? Randy Coleman - Scotts Miracle-Gro Company - CFO Jim, this is Randy. I'll answer that question. So the way we are calculating the shareholder return proxy, we're calling internally, calculated investor return. It's really earnings, which includes operating earnings plus the impact on EPS from share repurchases plus impact to dividends whether they are annual dividends or one-time special dividends. At this point, we're not planning on any one-time special dividends or biases to buy back shares but all of those components are pulled together in what we call our calculated investor return component for the long-term plan. 21 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. JANUARY 31, 2017 / 1:30PM, SMG - Q1 2017 Scotts Miracle-Gro Co Earnings Call

Jim Hagedorn - Scotts Miracle-Gro Company - Chairman & CEO We're trying to make it neutral. I think it depends on the share price. I mean, I think we were surprised by the share price. I think we tried to make this as we architected this plan to be fairly neutral to how we return cash to shareholders. Jim Barrett - CL King & Associates - Analyst Well, thank you both. Operator That concludes our question-and-answer session for today. I will now turn the call back over to Jim King for any additional or closing remarks. Jim King - Scotts Miracle-Gro Company - SVP of IR & Corporate Affairs, and Chief Communications Officer All right. Thanks, Matt. If we haven't covered anything that anybody else wants to talk about, feel free to call me directly later today or tomorrow. 937-578-5622 is my direct number. Otherwise, we hope to see as many of you as possible on the 21st in Boca Raton. Thanks for calling. Have a great day, guys. Operator That concludes today's conference. Thank you for your participation. You may now disconnect. D I S C L A I M E R Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes. In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS. ©2017, Thomson Reuters. All Rights Reserved. 7464783-2017-01-31T20:35:46.060 22 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. JANUARY 31, 2017 / 1:30PM, SMG - Q1 2017 Scotts Miracle-Gro Co Earnings Call